Exhibit 99.1

CONTACT:	Bethany A. Oliver

Director of Marketing

Universal Hospital Services, Inc.

(952) 893-3288

UNIVERSAL HOSPITAL SERVICES ANNOUNCES PRICING OF PRIVATE OFFERING OF $260 MILLION OF SENIOR NOTES

BLOOMINGTON, Minn., October 8, 2003 — Universal Hospital Services, Inc. (“UHS”), a leading nationwide provider of medical technology outsourcing and services to more than 5,900 acute care hospitals and alternate site providers and major medical equipment manufacturers, announced today that it has agreed to sell $260 million aggregate principal amount of its 10-1/8% Senior Notes due 2011 in a private offering. UHS intends to close the transaction on or about October 17, 2003.

UHS intends to use the proceeds from this offering, along with borrowings under a new revolving credit facility and the infusion of additional equity financing from an existing investor, private equity fund manager J.W. Childs Associates, L.P., a new investor, The Halifax Group, L.L.C., and certain members of management, to fund its previously announced proposed recapitalization, including the purchase of its outstanding 10-1/4% Senior Notes due 2008 pursuant to a tender offer commenced on September 24.

UHS will be issuing the new Senior Notes in transactions that will not be and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and the new Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: We believe statements in this release looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: the Company’s history of net losses and substantial interest expense since its 1998 recapitalization; the Company’s need for substantial cash to operate and expand its business as planned; the Company’s substantial outstanding debt and debt service obligations; restrictions imposed by the terms of the Company’s debt; the Company’s ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the Company’s relationships with certain key suppliers and any adverse developments concerning these suppliers; the absence of long-term commitments with customers; the Company’s ability to renew contracts with group purchasing organizations; the write-off or acceleration of the amortization of goodwill; the Company’s ability to acquire adequate insurance to cover claims; the fluctuation in our quarterly operating results; adverse regulatory developments affecting, among other things, the ability of our customers to obtain reimbursement of payments made to the Company; changes and trends in customer preferences, including increased purchasing of movable medical equipment; difficulties or delays in our continued expansion into certain markets and development of new markets; additional credit risks in increasing business with home care providers and nursing homes; consolidations in the healthcare industry; unanticipated costs or difficulties or delays in implementing the components of our strategy and plan and possible adverse consequences relating to our ability to successfully integrate recent acquisitions; effect of and changes in economic conditions, including inflation and monetary conditions; actions by competitors; and the availability of and ability to retain qualified personnel. These and other risk factors are detailed in the Company’s Securities and Exchange Commission filings.